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Exhibit 99.1

FOR IMMEDIATE RELEASE
September 7, 2001

ALARIS MEDICAL PLANS REFINANCING

    SAN DIEGO, CA, September 7, 2001 (BW HealthWire)—ALARIS Medical, Inc. (AMEX: AMI) said today that its wholly-owned subsidiary, ALARIS Medical Systems, Inc. ("Systems"), is planning to offer approximately $150 million of senior secured notes due in 2006 in a private offering and concurrently with the closing of such offering, to enter into a $20 million revolving credit facility with one or more banks. The financing, which the Company anticipates closing in October 2001, would replace Systems' existing bank credit facility.

    If the financing is completed, Systems intends to use up to $15 million of its cash on hand to acquire, in open market purchases or privately negotiated transactions, the ALARIS Medical, Inc. 7 1/4% convertible subordinated debentures maturing on January 15, 2002. To the extent that $15 million is not sufficient to acquire all $16.2 million principal amount of the convertible debentures, the Company's senior management has agreed to purchase from the Company at the current market price, an amount of common stock which would provide the Company with sufficient proceeds to satisfy in full its obligations under the convertible debentures, although the Company may make alternative arrangements.

    The Company also anticipates that the terms of the new notes will permit Systems to make distributions to ALARIS Medical, Inc. in order to permit ALARIS Medical, Inc. to make cash interest payments on its 11 1/8% senior discount notes beginning in 2004, assuming Systems meets certain financial tests, which its current business plan projects it should meet. Systems' senior subordinated notes would also permit such distributions if Systems meets such financial tests.

    The new notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder. As is the case with any financing, there is no assurance that Systems will be able to successfully complete the proposed offering or the terms thereof.

    ALARIS Medical Inc., through its operating company, ALARIS Medical Systems, Inc., is a leading designer, manufacturer and seller of intravenous infusion therapy and patient monitoring instruments and related disposables, accessories and services. The Company's primary brands, ALARIS®, IMED® and IVAC®, are recognized throughout the world.

    The company's products are distributed to more than 120 countries worldwide. In addition to its San Diego world headquarters and manufacturing facility, the Company also operates manufacturing facilities in Creedmoor, NC; Basingstoke, Hampshire, UK; and Tijuana, Mexico. Additional information on ALARIS Medical can be found at www.alarismed.com.

    This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, conditions in the financial and capital markets, the effect of legislative and regulatory changes affecting the health care industry, the potential of increased levels of competition, technological changes, the dependence of the Company upon the success of new products and ongoing research and development efforts including obtaining regulatory approvals, restrictions contained in the instruments governing the Company's indebtedness, and the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc., including its Form 10-K for the year ended December 31, 2000 and Form 10-Q for the quarterly period ended June 30, 2001. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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ALARIS MEDICAL PLANS REFINANCING